SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Johnson Outdoors Inc.

        On March 16, 2005, the Special Committee of the Board of Directors of Johnson Outdoors Inc. (the “Company”) issued a statement in response to a letter it receieved from Dolphin Limited Partnership I, L.P. regarding the Company's proposed merger with JO Acquisition Corp. (the “Statement”). A copy of the Statement follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

FOR IMMEDIATE RELEASE

CONTACT:	CYNTHIA GEORGESON 262-631-6600

JOHNSON OUTDOORS’ SPECIAL COMMITTEE ISSUES STATEMENT
AND REMINDS SHAREHOLDERS TO VOTE IN FAVOR
OF THE PROPOSED MERGER ON MARCH 22

Racine, Wisconsin, March 16, 2005 – The Special Committee of the Board of Directors of JOHNSON OUTDOORS INC. (Nasdaq: JOUT) today issued the following statement in response to a letter it received from Dolphin Limited Partnership I, L.P. regarding the Company’s proposed merger with JO Acquisition Corp.:

“We believe the communication we received from Dolphin contains numerous false allegations and misrepresentations.

In particular, we take exception to and are deeply troubled by the hedge fund’s efforts to impugn the integrity of the Special Committee by calling into question our commitment to fulfilling our fiduciary responsibility to Johnson Outdoors’ shareholders other than the Johnson family.

We note that, in addition to concurring with our Board’s recommendation that Johnson Outdoors shareholders vote for the proposed merger with JO Acquisition Corp., both Institutional Shareholder Services (ISS) and Glass Lewis & Co., the nation’s leading independent proxy advisory firms, have expressed the opinion that the negotiations we undertook on behalf of Johnson Outdoors’ unaffiliated shareholders were conducted in a fair and appropriate manner.

In its March 2, 2005 report, ISS stated, ‘Based on our review of the terms of the transaction . . . in particular the premium paid to current shareholders and the procedural safeguards taken in negotiating the terms, we believe that the merger agreement warrants shareholder support.’*

Glass Lewis’ March 11, 2005 report said, ‘On balance, we believe that the proposed transaction warrants shareholder approval. We note that the board of directors appointed an independent special committee and conducted a rigorous negotiation with the Johnson family . . . We believe that the proposed

-more-

* Permission to use quotations neither sought nor obtained.

consideration offers a substantial premium . . . Accordingly, we recommend that shareholders vote FOR this proposal.’*

In reaching their opinion that the merger proposal warrants the approval of Johnson Outdoors’ unaffiliated shareholders, ISS and Glass Lewis thoroughly reviewed the proxy statement on file with the Securities and Exchange Commission. As part of its thorough process, the Special Committee:
•	Met 21 times between receiving the initial $18 per share offer and recommending the acceptance of the final proposal of $20.10;
•	Rejected two offers from the Buy-Out group that we believed were financially inadequate;
•	Successfully negotiated significantly improved transaction terms;
•	Considered the proposal not only in relation to the company’s current market price, but also in relation to the then-current value of Johnson Outdoors in a freely negotiated transaction and our estimate of the future value of Johnson Outdoors as an independent entity; and
•	Determined that the value to shareholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $20.10 per share.

Moreover:
•	None of the fees received by our outside financial advisor, William Blair & Co., were contingent on the successful completion of the merger; and
•	The terms of the merger agreement with JO Acquisition Corp. permit Johnson Outdoors and the Special Committee to explore, under specified circumstances, an alternative transaction that we deem to be superior in value. No third party has come forward with an alternative transaction proposal.

With the March 22, 2005 special shareholder meeting just days away, we would like to remind all those who have not already done so to vote their shares FOR Johnson Outdoors’ proposed merger with JO Acquisition Corp., no matter how many or how few shares they own. Remember that not voting has the same effect as voting against the merger.”

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Minn Kota® motors; Humminbird® fishfinders; SCUBAPRO® and UWATEC® dive equipment; and Eureka!® tents.  Visit Johnson Outdoors online at http://www.JohnsonOutdoors.com.

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* Permission to use quotations neither sought nor obtained.